Exhibit 99.B(d)(xx)

SUBADVISORY AGREEMENT

This AGREEMENT made effective on or about the 1st day of May, 2019, among Neuberger Berman Investment Advisers LLC “NBIA”, a registered investment adviser organized under the laws of the State of Delaware as a limited liability company (“Subadviser”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Select Fund, a Delaware Statutory Trust (the “Trust”).

WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission (“SEC”) as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Investment Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Subadviser is registered with the SEC as an investment adviser under the Advisers Act;

WHEREAS, the Trust has retained the Investment Adviser to render investment advisory services to the various funds of the Trust pursuant to an Advisory Agreement, as amended, and such Agreement authorizes the Investment Adviser to engage a subadviser to discharge certain of the Investment Adviser’s responsibilities with respect to the investment management of such funds;

WHEREAS, the Trust and the Investment Adviser desire to retain the Subadviser to furnish certain investment advisory services to one or more funds of the Trust, and the Subadviser is willing to furnish such services to such funds and the Investment Adviser in the manner and on the terms hereinafter set forth.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Trust, the Investment Adviser, and the Subadviser as follows:

1.                                      Appointment.  The Trust and the Investment Adviser hereby appoint Subadviser to act as subadviser to provide certain investment advisory services to the fund(s) of the Trust, and/or a designated portion of the fund(s) (“Segment”) if applicable, as listed on Exhibit A attached hereto (individually, a “Fund” and together, the “Funds”) for the periods and on the terms set forth in this Agreement.  The Subadviser accepts such appointment and agrees to furnish the services set forth herein for the compensation herein provided.

In the event the Investment Adviser wishes to retain the Subadviser to render investment advisory services to one or more funds of the Trust other than the Fund(s), the Investment Adviser shall notify the Subadviser in writing.  If the Subadviser is willing to render such services, it shall notify the Trust and the Investment Adviser in writing, whereupon the parties shall revise Exhibit A to reflect such additional fund(s) and each such fund shall become a Fund hereunder, and be subject to this Agreement.

2.                                      Subadviser Duties.  Subject to the supervision of the Trust’s Board of Trustees (the “Board”) and the Investment Adviser, the Subadviser will render investment advisory services to each Fund listed on Exhibit A.  The Subadviser will provide investment research and analysis, which may include computerized investment methodology, and will conduct a continuous program of evaluation, investment, purchases and/or sales, and reinvestment of a Fund’s assets by determining the securities, cash and other investments, including, but not limited to, futures, options contracts, swaps and other derivative instruments, if any and to the extent permitted in a Fund’s registration statement, that shall be purchased, entered into, retained, sold, closed, or exchanged for the Fund, when these transactions should be executed, and what portion of the assets of a Fund should be held in the various securities and other investments in which it may invest, and the Subadviser is hereby authorized to execute and perform such services on behalf of a Fund.  To the extent permitted by the written investment policies of a Fund as reflected in the Trust’s then-current Prospectus and Statement of Additional Information in its Registration Statement (as defined in Section 2(a) below) the Subadviser shall make decisions for a Fund as to foreign currency matters and make determinations as to the retention or disposition of foreign currencies or securities or other instruments denominated in foreign currencies, or derivative instruments based upon foreign currencies, including forward foreign currency contracts and options and futures on foreign currencies and shall execute and perform the same on behalf of the Fund.  The Subadviser is authorized to and shall exercise tender offers, exchange offers and vote proxies on behalf of a Fund, each as the Subadviser determines is in the best interest of the Fund in accordance with the Subadviser’s proxy voting policy.  To the extent permitted by the written investment policies of a Fund, as reflected in the Fund’s then-current Prospectus and Statement of Additional Information (“SAI”) in its Registration Statement (as defined in Section 2(a)(5) below), each as provided to the Subadviser, the Subadviser is authorized, on behalf of the Fund, to enter into derivatives agreements (e.g., futures account agreements, MSFTA master agreements, ISDA master agreements and related documents) and to open accounts and take other necessary or appropriate actions related thereto, in accordance with Trust Procedures (as defined in Section 2(a)(3) below).  The Subadviser is also authorized, on behalf of a Fund, to (i) enter into brokerage agreements and other agreements and execute any documents necessary to make investments pursuant to the Fund’s objectives, investment policies and investment restrictions as stated in the Trust’s Prospectus and SAI as amended from time to time, each as provided to the Subadviser, which shall include any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, in accordance with Trust Procedures. The Investment Adviser shall provide such assistance to the Subadviser in setting up and maintaining brokerage accounts, futures and options accounts, and other accounts and trading documentation as the Subadviser shall reasonably request to allow for the purchase or sale of various forms of securities pursuant to this Subadvisory Agreement. The Subadviser is authorized to effect cross transactions between a Fund and other accounts managed by the Subadviser and its affiliates in accordance with Trust Procedures.  The Subadviser may give a copy of this Agreement to any broker-dealer or other party to a transaction for the Fund Account, or the Fund’s custodian, if required to do so as evidence of the Subadviser’s authority to act for the Fund Account. To the extent Subadviser is required to perform duties and obligations under this Agreement that require compliance with Subadviser’s own policies and procedures, Subadviser may comply with those Subadviser policies and procedures in addition to (but not in place of) the respective Trust Procedures so long as those Subadviser policies and procedures are consistent with and do not contradict any provision of the respective Trust Procedures.

In rendering the services required under this Agreement, Subadviser may, consistent with applicable law from time to time, employ, delegate, or associate with itself such affiliated or unaffiliated person or persons as it believes reasonably necessary to assist it in carrying out its obligations under this Agreement (all of whom may not be identified in this Agreement).  Further, the Subadviser is permitted to use persons employed by an “affiliated person” (as defined in the 1940 Act) of the Subadviser, each of whom shall be treated as an “associated person” of the Sub-Adviser (as defined in the Advisers Act) to provide, or assist in providing, discretionary investment advisory services under the Agreement to the extent not prohibited by, or inconsistent with, applicable law, including the requirements of the 1940 Act, the rules thereunder, and relevant positions of the SEC and its staff.  In addition, Subadviser is permitted to use affiliates and non-affiliates, including employees of such affiliates and non-affiliates (all of whom may not be identified in the Agreement), to provide non-discretionary investment advisory services to the extent not prohibited by, or inconsistent with, applicable law, including the requirements of the 1940 Act, the rules thereunder, and relevant positions of the SEC and its staff.  To the extent the Subadviser employs, delegates, or associates with an affiliated or unaffiliated person (excluding brokers or counterparties), the Subadviser will be responsible under this Agreement for any action or inaction taken by such person(s) on behalf of the Fund or Investment Adviser to the same extent as if the Subadviser had taken such action directly and all fees and/or other compensation payable to such person shall be the sole responsibility of the Subadviser.

In performing these duties, the Subadviser:

(a)                                 will, with respect to the Segment of the Fund comply with (1) the applicable provisions of the 1940 Act, the Advisers Act and all applicable rules and regulations thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the SEC applicable to the Trust, to the Investment Adviser (as provided to the Subadviser by the Investment Adviser), or to the Subadviser), including performing its obligations under this Agreement as a fiduciary to the Fund; (2) applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “1934 Act”) ; (3) any applicable written procedures, policies and guidelines adopted by the Board and furnished to the Subadviser (“Trust Procedures”); (4) the Trust’s or Fund’s investment goals (solely by managing the strategy for the Segment of the Fund consistent with the Fund’s investment goals), investment policies and investment restrictions as stated in the Trust’s Prospectus and SAI as supplemented or amended from time to time, as furnished to the Subadviser; (5) the provisions of the Trust’s Registration Statement filed on Form N-1A under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act, as supplemented or amended from time to time and furnished to the Subadviser (the “Registration Statement”); (6) Section 851(b)(2) and (3) of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”); (7) any other applicable laws and regulations, including without limitation, proxy voting regulations; (8) the applicable provisions of the Commodity Exchange Act (“CEA”) and all applicable rules and regulations thereunder, and any no-action letters and exemptive orders which have been granted by the Commodity Futures Trading Commission (“CFTC”) and/or the National Futures Association (“NFA”) to the Investment Adviser (as provided to the Subadviser by the Investment Adviser), or to the Subadviser and (9) all other applicable federal and state laws and regulations pertaining to the management of investment vehicles underlying variable annuity and/or variable life insurance contracts.

(b)                                 to the extent that the Subadviser engages in transactions that require segregation of assets pursuant to Section 18(f) of the 1940 Act, including but not limited to, options, futures contracts, forwards, short sales or borrowing transactions, the Subadviser shall monitor asset coverage levels applicable to the Segment of the Fund in accordance with the requirements of the 1940 Act and the Fund’s Segregation Requirements Policy, and provide reports to the Trust’s custodian of such asset coverage levels on a weekly basis.  Nothing herein shall require the Subadviser to physically segregate assets and the Subadviser shall not be responsible for the Fund’s compliance with Section 18(f) of the 1940 Act.  In managing a Fund in accordance with the requirements of this Section 2, the Subadviser shall be entitled to receive and act upon advice of counsel to the Trust, to the Investment Adviser or to the Subadviser that is also acceptable to the Investment Adviser.

(c)                                  will, upon request of the Investment Adviser or its affiliate, in accordance with the Trust’s PFIC Identification and Reporting Policy, inform the Investment Adviser if in the normal course of its business operations it becomes aware that a position in the Fund constitutes a Passive Foreign Investment Company (“PFIC”), as defined in Section 1297 of the Code, as amended. For the avoidance of doubt, Subadviser shall have no obligation to conduct an independent analysis of the PFIC status of any issuer the stock (or any other interest in which) is held in the Fund. The Investment Adviser recognizes that any information regarding the PFIC status of any investment held in the Fund provided by Subadviser will be for discussion purposes only and cannot be relied upon as tax advice for any U.S. Federal, state, local or non-US tax purposes. The information is provided “as is”, and the Subadviser makes no representations or warranties as to its accuracy or completeness and has no obligation to update or supplement the information, although when providing such information Subadviser will use its commercially reasonable efforts to provide information that Subadviser believes is accurate and complete based on information provided by a third party service provider.

(d)                                 will (i) identify each position in a Fund that constitutes a Business Development Company (“BDC”), as that term is defined in Section 2(a)(48) of the 1940 Act, as amended, (ii) make such determinations and inform the Investment Adviser at least annually (or more often and by such date(s) as the Investment Adviser shall reasonably request) of any BDC positions, and (iii) provide other information, upon reasonable request by Investment Adviser, to assist Investment Adviser with determining the expense ratio of each BDC for expense calculation purposes.

(e)                                  is responsible, in connection with its responsibilities under this Section 2, for decisions to buy and sell securities and other investments for a Fund, for broker-dealer and futures commission merchant (“FCM”) selection, and for negotiation of commission rates.  The Subadviser’s primary consideration in effecting a security or other transaction will be to obtain the best execution for a Fund according to the Subadviser’s best execution policies (which are consistent with the Trust’s policy governing best execution) taking into account the factors specified in the Prospectus and SAI for the Trust, as they may be amended or supplemented from time to time and furnished to the Subadviser.  Subject to such policies as the Board may determine and consistent with Section 28(e) of the 1934 Act, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay an amount of commission for effecting a Fund transaction to a broker or dealer, acting as agent,  in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Subadviser’s (or its affiliates’) overall responsibilities with respect to the Fund and to its other clients as to which it exercises investment discretion.  To the extent consistent with these standards, and in accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the 1940 Act and applicable Trust Procedures, the Subadviser is further authorized to place orders on behalf of a Fund through the Subadviser if the Subadviser is registered as a broker or dealer with the SEC or as a FCM with the CFTC, through any of its affiliates that are brokers or dealers or FCMs or such other entities which provide similar services in foreign countries, or through such brokers and dealers that also provide research or statistical research and material, or other services to a Fund or the Subadviser.  Such allocation shall be in such amounts and proportions as the Subadviser shall determine consistent with the above standards, and, upon request, the Subadviser will report on said allocation to the Investment Adviser and Board, indicating the brokers, dealers or FCMs to which such allocations have been made and the basis therefore.  The Subadviser is authorized to open brokerage accounts or other accounts, as described above, on behalf of a Fund in accordance with Trust Procedures.  The Subadviser shall not direct brokerage to any broker-dealer in recognition of, or otherwise take into account in making brokerage allocation decisions, sales of shares of a Fund or of any other investment vehicle by that broker-dealer.

(f)                                   may, on occasions when the purchase or sale of a security or other investment is deemed to be in the best interest of a Fund as well as any other investment advisory clients, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities or other investments to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Registration Statement as furnished to the Subadviser.  In such event, allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in a manner that is fair and equitable and consistent with the Subadviser’s fiduciary obligations to the Fund and to such other clients.

(g)                                  will, in connection with the purchase and sale of securities or other investments for a Fund, together with the Investment Adviser, arrange for the transmission to the custodian and recordkeeping agent for the Trust, on a daily basis, such confirmation(s), trade tickets, and other documents and information, including, but not limited to, CUSIP, SEDOL, or other numbers that identify securities to be purchased or sold on behalf of the Fund, as may be reasonably necessary to enable the custodian and recordkeeping agent to perform its administrative and recordkeeping responsibilities with respect to the Fund, and with respect to Fund securities or other investments to be purchased or sold through the Depository Trust Company, will arrange for the automatic transmission of the confirmation of such trades to the Trust’s custodian and recordkeeping agent, and, if required, the Investment Adviser.  The Subadviser agrees to comply with such rules, procedures and time frames as the Trust’s custodian may reasonably set or provide with respect to the clearance and settlement of transactions for a Fund, including but not limited to submission of trade tickets.  Any Fund assets shall be delivered directly to the Trust’s custodian.  Accordingly, if Subadviser transmits any inaccurate or erroneous trade tickets or other trade-related documentation relating to a transaction or provides such information beyond the above required timeframes, Subadviser shall be responsible for any resulting direct and actual loss incurred by the Trust unless such loss was a direct result of the custodian’s or Investment Adviser’s error, willful misfeasance, bad faith, or gross negligence in the performance of its duties.

(h)                                 will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Trust’s valuation policy and procedures (including its appendices) and/or the Registration Statement (both of which may be updated from time to time and shall be provided to the Subadviser), the value of any of the Fund’s holdings or other assets of the Fund for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Subadviser or identifies for review by the Subadviser.  Such reasonable assistance shall include (but is not limited to) the following:

i.                              promptly notifying the Investment Adviser in the event it is known to the Subadviser that the value of any holding of the Fund requires review to determine if a fair valuation is necessary under policies and procedures of the Subadviser used to determine the value of portfolio holdings (each, a “Fair Valuation Event”) on the same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

ii.                           providing recommendations for fair valuations to the Investment Adviser as a result of a Fair Valuation Event, in accordance with the valuation procedures of the Subadviser, on the same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time; provided that absent a Fair Valuation Event such verification and assistance will only be provided upon reasonable request from the Investment Adviser or custodian;

iii.                        designating and providing timely same-day access on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Subadviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Investment Adviser’s or the Board’s Valuation Committees convene due to a Fair Valuation Event;

iv.                       upon the request of the Investment Adviser or custodian, provide reasonable assistance in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Fund; and

v.                          maintaining adequate records and written backup information with respect to the valuation services provided hereunder, and providing such information to the Investment Adviser or the Trust upon request.  Such records shall be deemed to be Trust records, except as necessary for the Subadviser to comply with applicable law or regulation.

The Subadviser shall have written policies and procedures that address the above requirements and timelines, or have a policy that states that such policies and procedures cover sub-advisory relationships.  If Subadviser fails to communicate a Fair Valuation Event known to it within the timeline outlined in this Section 2(h) of this Agreement that directly results in the Fund having a “material pricing error” (as defined in the Trusts’ Pricing Error Policy), Subadviser shall be responsible for any resulting loss incurred by the Trust as a result of a late reported (or non-reported) Fair Valuation Event.

Notwithstanding the foregoing, the Investment Adviser and the Trust acknowledge that the Subadviser is not the pricing agent for the Fund and is not responsible for valuing the Fund’s securities.

(i)                                     will maintain and preserve such records related to a Fund’s transactions as required under the 1940 Act, the Advisers Act, and/or Commodity Exchange Act (including the rules and regulations of the CFTC and NFA).  The Subadviser will make available to the Trust and the Investment Adviser promptly upon reasonable advance request, any of the Fund’s investment records and ledgers maintained by the Subadviser (which shall not include the records and ledgers maintained by the custodian and recordkeeping agent for the Trust), as are reasonably necessary to assist the Trust and the Investment Adviser in complying with requirements of the 1940 Act, the Advisers Act, the Commodity Exchange Act (including the rules and regulations of the CFTC and NFA) as well as other applicable laws, and will furnish to regulatory authorities having the requisite authority any information or reports specifically related to the Fund in connection with such services which may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

(j)                                    will report quarterly to the Board on the investment program of the Segment of the Fund(s), including the issuers and securities held in the Segment of the Fund(s), and will furnish to the Board and/or the Investment Adviser such periodic and special reports as the Board and/or Investment Adviser may reasonably request, including but not limited to:  compliance checklists; reports concerning transactions and performance of the Fund(s); reports regarding compliance with the Trust’s procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the 1940 Act (covering affiliated transactions), as amended, and fundamental investment restrictions and provide reasonable assistance with the Fund’s compliance with Rule 22e-4 under the 1940 Act (covering liquidity), as amended, reports regarding material compliance with the Subadviser’s Code of Ethics; and such other reports or certifications that the Investment Adviser may reasonably request from time to time.

(k)                                 will adopt a written Code of Ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Investment Adviser and the Trust with a copy of the Code of Ethics, together with evidence of its adoption.  Within 30 days of the end of each calendar quarter during which this Agreement remains in effect, the president, a vice president, the chief compliance officer, a managing director, or other senior officer (as the Investment Adviser determines appropriate) of the Subadviser, upon written request in each instance, shall certify to the Investment Adviser that (a) the Subadviser had a Code of Ethics that complied with the requirements of Rule 17j-1 during the previous calendar quarter, (b) the Code of Ethics contains procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1 under the 1940 Act, as amended) from violating the Code of Ethics, and that (c), except as otherwise disclosed, there have been no material violations or material changes of the Code of Ethics or, if a material violation has occurred, that appropriate action has been taken in response to such violation.  Upon written request of the Investment Adviser or the Trust, the Subadviser shall permit representatives of the Investment Adviser and the Trust to examine the reports and records related to the reported material violations (or provide summaries of such reports and records, with non-public personal identification information redacted) required to be made under the Code of Ethics and other records evidencing enforcement of the Code of Ethics.  Notwithstanding anything herein to the contrary, the Subadviser shall not redact any information that would reasonably be considered relevant information to the Investment Adviser or the Trust for the purpose of the examination, including the name and title of a person to the extent such person is a portfolio manager, trader, analyst or any other member of the portfolio management team that provides services to the Segment of the Fund.

(l)                                     will provide to the Investment Adviser a copy of the Subadviser’s Form ADV, and any supplements or amendments thereto, as filed with the SEC, on an annual basis (or more frequently if requested in writing by the Investment Adviser or the Board) including any portion which contains disclosure of legal or regulatory actions.  The Subadviser represents and warrants that it is a duly registered investment adviser under the Advisers Act and will notify the Investment Adviser immediately if any action is brought by any regulatory body which would affect that registration.  The Subadviser will provide a list of persons whom the Subadviser wishes to have authorized to give written and/or oral instructions to custodians of assets for the Fund(s).

(m)                             will be responsible for meeting the Subadviser’s regulatory obligations, including the preparation and filing of such reports with respect to the assets of a Fund reflecting holdings over which the Subadviser or its affiliates have investment discretion as may be required from time to time, including but not limited to Schedule 13D or 13G and Form 13F in respect of the Fund as may be required of the Trust due to the activities of the Subadviser, and the Subadviser is authorized to and shall file on behalf of the Fund any required filing if the Fund holds a portfolio for which a Schedule 13D or 13G is required based on the ownership level.

(n)                                 will not permit any employee of the Subadviser to have any material involvement with the management of a Fund if such employee, to the best of the Subadviser’s knowledge, has:

i.                              been, within the last ten (10) years, convicted of or acknowledged commission of any felony or misdemeanor (a) involving the purchase or sale of any security, (b) involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, (c) involving sections 1341, 1342 or 1343 of Title 18 of the U.S. Code, or (d) arising out of such person’s conduct as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the CEA, or as an affiliated person, salesman, or employee or officer or director of any investment company, bank, insurance company, or entity or person required to be registered under the CEA;

ii.                           been permanently or temporarily enjoined by reason of any misconduct, by order, judgment, or decree of any court of competent jurisdiction, from acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the CEA, or as an affiliated person, salesman or employee of any investment company, bank, insurance company, or entity or person required to be registered under the CEA, or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security.

(o)                                 will not disclose or use any records or information obtained pursuant to this Agreement (excluding investment research and investment advice) in any manner whatsoever except (i) as expressly authorized in this Agreement, (ii) in the ordinary course of business in connection with placing orders for the purchase and sale of securities or other investments or obtaining investment licenses in various countries or the opening of brokerage or other accounts or the opening of custody accounts and dealing with settlement agents in various countries, (iii) if the Board or the Investment Adviser has authorized such disclosure, or (iv) if such disclosure is required by applicable federal or state law or regulations or required or requested by regulatory authorities having the requisite authority or is otherwise publicly available.  The Trust and the Investment Adviser will not disclose or use any records or information with respect to the Subadviser obtained pursuant to this Agreement, in any manner whatsoever except (x) as expressly authorized in this Agreement, (y) if the Subadviser has authorized such disclosure, or (z) if such disclosure is required by applicable federal or state law or regulations or required or requested by regulatory authorities having the requisite authority.

(p)                                 upon reasonable request, will assist the Investment Adviser, the Trust, and any of its or their trustees, directors, officers, and/or employees in complying with the provisions of the Sarbanes-Oxley Act of 2002 to the extent such provisions relate to the services to be provided by, and the obligations of, the Subadviser hereunder.  Specifically, and without limitation to the foregoing, the Subadviser agrees to provide certifications to the principal executive and financial officers of the Trust (the “certifying officers”) that correspond to and/or support the certifications required to be made by the certifying officers in connection with the preparation and/or filing of the Trust’s Form N-CSRs, N-CEN, N-PORTs, shareholder reports, financial statements, and other disclosure documents or regulatory filings, in such form and content as the Trust shall reasonably request or in accordance with procedures adopted by the Trust.

(q)                                 is, along with its affiliated persons, permitted to enter into transactions with the other funds of the Trust and affiliated persons of those other funds of the Trust (collectively, the “Other Funds”).  In doing so, the Subadviser is prohibited from consulting with the Investment Adviser or the subadvisers of these Other Funds concerning securities transactions of a Fund except for the purpose of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act.   The Investment Adviser agrees that it will provide Subadviser with a written list of the other subadvisers and will, from time to time, update such list as necessary.

(r)                                    will exercise voting rights with respect to securities held by the Segment of the Fund in accordance with written policies and procedures adopted by the Subadviser, which may be amended from time to time, and which at all times shall comply with the requirements of applicable federal statutes and regulations (collectively, “Proxy Voting Policies and Procedures”).  The Subadviser shall vote proxies on behalf of a Fund in a manner deemed by the Subadviser to be in the best interests of the Fund pursuant to the Subadviser’s written Proxy Voting Policies and Procedures.  The Subadviser may, at its discretion, elect to use one or more third parties, including proxy voting services, in fulfilling its obligations hereunder. The Subadviser shall provide disclosure regarding the Proxy Voting Policies and Procedures in accordance with the requirements of Form N-1A for inclusion in the Registration Statement. The Subadviser shall report to the Investment Adviser in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX).  The Subadviser shall upon written request in each instance certify at least annually or more often as may reasonably be requested by the Investment Adviser, as to its material compliance with its own Proxy Voting Policies and Procedures and applicable federal statutes and regulations.

(s)                                   will provide reasonable assistance to the Trust and the Trust’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act, including, in the event of any relevant regulatory exams, providing summary of any material deficiencies, and providing notice of any material changes to business operations that will likely, in the Subadviser’s reasonable determination, adversely affect the services provided by Subadviser under this Agreement, provided that the provision of such notices are permitted under applicable law.  Specifically, the Subadviser represents and warrants that it shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act, and shall provide the CCO with reasonable access to information regarding the Subadviser’s compliance program, which access shall include on-site visits with the Subadviser as may be reasonably requested from time to time.  In connection with the periodic review and annual report required to be prepared by the CCO pursuant to Rule 38a-1, upon request, the Subadviser agrees to certify and provide the Subadviser’s written compliance policies and procedures (which may be via secure portal) with sufficient information as may be reasonably requested by the CCO related to the design and implementation of the Subadviser’s compliance program.

(t)                                    will comply with any applicable Trust Procedures, including the Trust’s policy on selective disclosure of portfolio holdings of funds of the Trust (the “Disclosure of Portfolio Holdings Policy”), as provided in writing to the Subadviser and as may be amended from time to time.  As such, the Subadviser agrees not to trade on non-public portfolio holdings information of the funds of the Trust in a manner inconsistent with applicable federal and state securities law or applicable international law, including anti-fraud provisions of such laws, or inconsistent with any internal policy adopted by the Subadviser to govern trading of its employees.  Compliance with the Disclosure of Portfolio Holdings Policy includes the requirement of entering into confidentiality agreements with certain third parties who will receive non-public portfolio holdings of the funds of the Trust that meet the minimum requirements of the Disclosure of Portfolio Holdings Policy.  The Subadviser will provide summaries of relevant provisions, subject to confidentiality obligations, of such agreements to the Investment Adviser or the Trust, along with any amendments or supplements thereto, from time to time on an ongoing basis only if reasonably requested by the Investment Adviser or the Trust, provided however that the Subadviser may provide only those parts of the agreements that relate to ensuring compliance with the Disclosure of Portfolio Holdings Policy or other Trust Procedures. The Subadviser agrees to provide a certification with respect to compliance with Trust Procedures as may be reasonably requested in writing by the Trust from time to time.  The Investment Adviser will send any amendments or supplements to the Trust Procedures to the Subadviser, at which point Subadviser will be responsible for complying with amended and supplemented Trust Procedures.

(u)                                 will notify the Investment Adviser promptly in the event that, in the judgment of the Subadviser, Fund share transaction activity becomes disruptive to the ability of the Subadviser to effectively manage the assets of a Fund consistent with the Fund’s investment objectives and policies.

(v)                                 will provide assistance as may be reasonably requested by the Investment Adviser in connection with compliance by a Fund with any current or known future legal and regulatory requirements related to the services provided by the Subadviser hereunder.

(w)                               will provide such certifications to the Trust as the Trust or the Investment Adviser may reasonably request related to the services provided by the Subadviser hereunder, including (but not limited to) certifications of compliance with applicable Trust Procedures, the Registration Statement, and applicable securities regulations.

(x)                                 will, upon reasonable written request by the Investment Adviser, provide relevant trade information or other documentation (for example, a schedule of purchases and sales and/or holdings or trade confirmations) in order to assist the Investment Adviser with domestic or foreign class action litigation involving securities held or previously held by a Fund.  The Subadviser will promptly forward to the Investment Adviser any notifications, documentation, checks or other items received regarding class action litigations involving the Fund. The Subadviser will also promptly notify the Investment Adviser if the Subadviser determines to opt out of a class action litigation or otherwise commence an independent litigation (domestic or foreign) for securities or other investments held or previously held in Subadviser’s mutual funds that are also held or were previously held by a Fund. The Subadviser shall have no responsibility to, and shall not initiate, compile or file claims on behalf of a Fund or the Investment Adviser for any litigation relating to securities or other investments currently or previously held in the Fund. The Subadviser further agrees that upon the request of the Investment Adviser or the Fund, it shall provide reasonable assistance to the Investment Adviser or the Fund in the exercise of the rights incident to the investments held by the Segment of the Fund in the context of a litigation, bankruptcy or other reorganization, but will not have any obligation to act on behalf of the Fund.

(y)                                 will provide reasonable assistance to the Investment Adviser with respect to the annual audit of the Trust’s financial statements, including, but not limited to:  (i) providing broker contacts as needed for obtaining trade confirmations (in particular with respect to investments in loans (including participations and assignments) and all derivatives, including swaps); (ii) providing copies of all documentation relating to investments in loans (including participations and assignments) and derivative contracts, within a reasonable time after the execution of such documentation; (iii) providing assistance in obtaining trade confirmations in the event the Trust or the Trust’s independent registered public accounting firm is unable to obtain such confirmations directly from the brokers; and (iv) providing reasonable assistance in obtaining market quotations, if available, for investments (including investments in loans (including participations and assignments) and derivatives) that are not readily ascertainable in the event the Trust or the Trust’s independent registered public accounting firm is unable to obtain such market quotations through independent means.

(z)                                  will, on an annual basis as part of the contract renewal process, advise the Investment Adviser (i) if the Subadviser acts as sub-adviser to another U.S. registered mutual fund that follows the same investment strategy as a Fund and (ii) if so, whether the Subadviser’s fee rate schedule is less than the rate charged the Investment Adviser for management of the Fund.

(aa)                          will promptly notify Investment Adviser if Subadviser plans to change its trading strategy with respect to a Fund in a way that requires the Investment Adviser to register with the CFTC and NFA as a commodity pool operator or file an exemption from registration if the Investment Adviser is already registered as a commodity pool operator for the Trust. Subadviser agrees to provide reasonable advance notification (in no event less than 30 days) to Investment Adviser of the change in trading strategy so that Investment Adviser has adequate time to comply with all filing and disclosure obligations of commodity pool operators of the CFTC and NFA.  Subadviser agrees that it will provide, upon request, all reasonable assistance and information necessary to Investment Adviser to comply with such CFTC and NFA requirements.  Subadviser also agrees that it will take all actions required of it by the CFTC and NFA as a result of the change in status, including registration as a commodity trading adviser.

(bb)                          will maintain and preserve a business continuity plan (“BCP”) pursuant to the requirements of the 1940 Act, the Advisers Act and other applicable regulations.  Upon written request, Subadviser will make available to the Trust and the Investment Adviser information regarding the Subadviser’s BCP, including a plan summary as well as a summary of the results of any recent testing.

(cc)                            will comply with all applicable federal, state and local tax laws, including the Foreign Account Tax Compliance Act (FATCA), and upon reasonable request will provide appropriate documentation used to execute Fund trades to the Investment Adviser and/or its agent or custodian to assist such parties in determining whether to apply withholding tax on payments made to certain foreign financial institutions and non-financial foreign entities in compliance with FATCA.  To the extent either party to a Fund trade withholds payment of any amount in accordance with FATCA, such amounts shall not be subject to offsets.  It is understood that the Subadviser does not have responsibility as withholding agent under Section 1471 of the Code for any withholdable payments made by the Investment Adviser.  The Subadviser will cooperate with the Investment Adviser and its tax advisors/custodians to provide any information reasonably requested by the Investment Adviser or its agent in order to aid such parties in determining whether any FATCA withholding is required. For U.S. brokers, the Subadviser will obtain a Form W-9 and make such form available as needed.  For foreign brokers, the Subadviser agrees it will use reasonable efforts to refrain from executing Fund trades without first obtaining a valid Form W-8 from such broker, thus indicating the broker is FATCA compliant and no withholding is required.

(dd)                          the Subadviser will not, for the duration of this Agreement, solicit, encourage or induce, or attempt to solicit or induce, or assist any other person in so soliciting, encouraging or inducing, any employee, consultant or independent contractor that is engaged by the Investment Adviser and/or any of its parent or affiliated entities with whom the Subadviser (or any of its employees, agents, consultants or contractors) had any contact with or became aware of through the provision of services under this Agreement,  to terminate or breach an employment, contractual or other relationship with the Investment Adviser; provided that this paragraph shall not prohibit the Subadviser from hiring any employee, consultant or independent contractor that is engaged by the Investment Adviser and/or any of its parent or affiliated entities who independently seeks employment with the Subadviser or pursuant to any general hiring campaign not targeted at a particular employee, consultant or independent contractor.

(ee)                            will take no actions that would cause the Segment of the Fund to fail to comply with Section 817(h) of the Code, including the investor control provisions and diversification regulations of Section 817(h).  With respect to Section 817(h) investor control provisions, the Subadviser will not solicit, now or in the future, any current or prospective variable contract holder of a Pacific Life Insurance Company and/or Pacific Life & Annuity Company product (“Contract Holder”) to communicate with the Subadviser regarding the selection, quality, or rate of return of any specific investment or group of investments held by the Fund.  In addition, the Subadviser will disregard any communications from a Contract Holder (including unsolicited communications) when making investment decisions for the Fund.  The Subadviser represents and warrants that no current or future portfolio manager for the Fund is or will be a Contract Holder and that the Subadviser has processes in place to prevent a portfolio manager for the Fund from being a Contract Holder.

(ff)                              The Subadviser will provide holdings, transaction data and other information to such affiliated and unaffiliated persons on a routine basis which may be daily.  The Investment Adviser hereby consents to the Subadviser providing such information relating to the Trust and the Fund to such affiliated and unaffiliated persons, provided that Subadviser represents that providing such information is consistent with applicable law and regulation, notices those persons of and those persons comply with the Trust Procedures to the same extent as Subadviser does, including any supplements or amendments to the Trust Procedures delivered to the Subadviser.

3.                                      Disclosure about Subadviser and Fund(s).  The Subadviser represents that it has reviewed the current Registration Statement and agrees to promptly review future amendments to the Registration Statement, including any supplements thereto, which relate to the Subadviser or a Fund, filed with the SEC (or which will be filed with the SEC in the future) and represents and warrants that, solely with respect to the disclosure respecting or relating to the Subadviser or the Segment of the Fund that the Subadviser has provided to the Trust for inclusion in the Registration Statement, including any performance information the Subadviser provides that is included in or serves as the basis for information included in the Registration Statement, such portion of the Registration Statement contains as of the date hereof, and will contain as of the date of any Registration Statement or supplement thereto, no untrue statement of any material fact and does not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.  The Subadviser further agrees to notify the Investment Adviser and the Trust immediately of any material fact about the Subadviser and/or the Fund, known to the Subadviser respecting or relating to the Subadviser, that is not contained in the Registration Statement or prospectus for the Trust, or any amendment or supplement thereto, or of any statement respecting or relating to the Subadviser contained therein that becomes untrue in any material respect.  With respect to the disclosure respecting the Fund, the Subadviser represents and agrees that the description in the Trust’s prospectus, including the Fund’s goal, investment strategies and risks (the “Fund Description”), as of the date of this Agreement and as of the date of any Registration Statement or supplement thereto, is consistent with the manner in which the Subadviser intends to manage the Fund, and the identification of risks is inclusive of all material risks known to the Subadviser that are expected to arise in connection with the manner in which the Subadviser intends to manage the Fund.  The Subadviser further agrees to notify the Investment Adviser and the Trust promptly in the event that the Subadviser becomes aware that a Fund Description is inconsistent in any material respect with the manner in which the Subadviser is managing the Fund, and in the event that the identified risks are inconsistent in any material respect with the risks known to the Subadviser that arise in connection with the manner in which the Subadviser is managing the Fund.  In addition, the Subadviser agrees to comply with the

Investment Adviser’s reasonable request for information regarding the personnel of the Subadviser who are responsible for the day-to-day management of a Fund’s assets.

The Subadviser further agrees to promptly review any information to be included in shareholder reports required under Section 30(e) of the 1940 Act, or marketing materials (“Other Materials”) which relate to the Subadviser or a Fund as requested in writing by the Investment Adviser.  The Subadviser represents and warrants that, solely with respect to the disclosure relating to the Subadviser or the Fund that the Subadviser has provided to the Trust for inclusion in Other Materials, including any performance information (such as Subadviser’s composite/comparable account performance) that the Subadviser provides which is included in or serves as the basis for information included in the Other Materials, such portion of the Other Materials contains no untrue statement of any material fact and does not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Subadviser further agrees to notify the Investment Adviser and the Trust immediately of any material fact known to the Subadviser whose omission would make the disclosure in the Other Materials provided by Subadviser misleading in light of the circumstances under which such statements were made, or of any statement contained therein that becomes untrue in any material respect.

4.                                      Expenses.  The Subadviser shall bear all expenses incurred by it and its staff with respect to all activities in connection with the performance of the Subadviser’s services under this Agreement, including but not limited to salaries, overhead, travel, preparation of Board materials, review of marketing materials relating to Subadviser or other information provided by Subadviser to the Investment Adviser and/or the Trust’s Distributor, and marketing support. The Subadviser shall also bear, at its expense, any fees or costs associated with regulatory investigations or litigation arising from or pertaining to (i) the services provided by the Subadviser under the Agreement (but excluding regulatory investigations or litigation to the extent that it relates to (a) services provided and/or fees charged by the Investment Adviser or (b) pertaining to investments made consistent with Subadviser’s duties under Section 2 of this Agreement); and (ii) the Subadviser’s general business operations that require the involvement or participation of the Investment Adviser, the Trust, and/or any affiliated person of the Trust.  Subadviser agrees to pay to the Investment Adviser the cost of generating a prospectus supplement, which includes preparation, filing, printing, and distribution (including mailing costs) of the supplement, if the Subadviser makes any changes that require immediate disclosure in the prospectus or any required regulatory documents by supplement, including changes to its structure or ownership, to portfolio managers named in the Fund’s prospectus, to investment style or management, or otherwise (“Changes”), and at the time of notification to the Trust by the Subadviser of such Changes, the Trust is not generating a supplement for other purposes; provided, however, that: (i) Investment Adviser shall provide written support for such cost at Subadviser’s request for any event exceeding Ten Thousand Dollars ($10,000.00); (ii) that Subadviser shall not be responsible for such written support for any Changes required by applicable law or regulation; and (iii) to the extent the Changes are initiated by both the Investment Adviser and the Subadviser and agreed to by both parties, the Investment Adviser and the Subadviser shall work together to determine an appropriate cost allocation for the disclosure changes. In the event two or more subadvisers each require a supplement simultaneously, the expense of each supplement will be shared pro rata with such other subadviser(s) based upon the number of pages required by each such subadviser.  All other expenses not specifically assumed by the Subadviser hereunder or by the Investment Adviser under the Advisory Agreement are borne by the applicable Fund of the Trust.  The Trust, the Subadviser and the Investment Adviser shall not be considered as partners or participants in a joint venture.

5.                                      Compensation.  For the services provided and the expenses borne by the Subadviser pursuant to this Agreement, the Investment Adviser will pay to the Subadviser a fee in accordance with Exhibit A attached to this Agreement.  This fee will be computed by the Investment Adviser and accrued daily and payable monthly.  The fees for any month during which this Agreement is in effect for less than the entire month shall be pro-rated based on the number of days during such month that the Agreement was in effect.

6.                                      Seed Money.  The Investment Adviser agrees that the Subadviser shall not be responsible for providing money for the initial capitalization of any Fund or any other investment in the Fund.

7.                                      Compliance.  The Subadviser agrees that it shall immediately notify where not prohibited by law or by a regulatory authority the Investment Adviser and the Trust (i) in the event that the SEC, CFTC, or any banking or other regulatory body has censured the Subadviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration, if any, or ability to serve as an investment adviser; or has commenced proceedings that can reasonably be expected to result in any of these actions; or (ii) upon having a reasonable basis for believing that a Segment of the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code based on the Subadviser’s records related to the Segment of the Fund; or (iii) upon having a reasonable basis for believing that the Segment of the Fund has ceased to comply with the diversification provisions of Section 817(h) of the Code or the regulations thereunder based on the Subadviser’s records related to the Segment of the Fund.  The Subadviser further agrees to notify the Investment Adviser and Trust immediately of any material fact known to the Subadviser respecting or relating to the Subadviser that is not contained in the Registration Statement that relates to the Subadviser or the Fund, or any amendment or supplement thereto, or of any statement contained therein that becomes untrue in any material respect.

The Investment Adviser agrees that it shall immediately notify the Subadviser (i) in the event that the SEC, CFTC, or any other applicable regulatory body has censured the Investment Adviser or the Trust; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Investment Adviser’s registration as an investment adviser; or has commenced proceedings or an investigation that can reasonably be expected to result in any of these actions; or (ii) upon having a reasonable basis for believing that a Segment of the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code; or (iii) upon having a reasonable basis for believing that the Segment of the Fund has ceased to comply with the diversification provisions of Section 817(h) of the Code or the regulations thereunder.

8.                                      Independent Contractor.  The Subadviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Investment Adviser from time to time, have no authority to act for or represent the Investment Adviser in any way or otherwise be deemed its agent.  The Subadviser understands that unless provided herein or authorized from time to time by the Trust, the Subadviser shall have no authority to act for or represent the Trust in any way or otherwise be deemed the Trust’s agent.

9.                                      Books and Records.  In compliance with the requirements of and to the extent required by Section 31(a) of the 1940 Act and the rules thereunder, CFTC Regulations 4.23 and 4.33, and NFA Rule 2-10, the Subadviser hereby agrees that all records which it maintains for the Fund(s) are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s or the Investment Adviser’s request, including requests made upon or following termination of this Agreement (unless other dispensation of such records is mutually agreed by the parties) for so long as Subadviser is required to maintain such records under applicable law, although the Subadviser may, at its own expense, make and retain copies of such records, including as required or permitted by Subadviser’s record retention policy.

10.                               Cooperation.  Each party to this Agreement agrees to cooperate with each other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC and state insurance authorities) in connection with any investigation or inquiry relating to this Agreement or the Fund.

11.                               Responsibility and Control.  Notwithstanding any other provision of this Agreement, it is understood and agreed that the Trust reserves the right to direct, approve or disapprove any action hereunder taken on its behalf by the Subadviser, provided, however, that the Subadviser shall not be liable for any losses to the Trust resulting from the Trust’s or Investment Adviser’s direction, or from the Trust’s or Investment Adviser’s disapproval of any action proposed to be taken by the Subadviser.

12.                               Services Not Exclusive.  It is understood that the services of the Subadviser and its employees are not exclusive, and nothing in this Agreement shall prevent the Subadviser (or its employees or affiliates) from providing similar services to other clients, including investment companies (whether or not their investment objectives and policies are similar to those of the Fund(s)) or from engaging in other activities.

13.                               Liability.

(a)                                 Except as may otherwise be required by the provisions of this Agreement (including under Section 14), the 1940 Act or the rules thereunder or other applicable law, the Trust and the Investment Adviser agree that the Subadviser, any affiliated person of the Subadviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Subadviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Subadviser’s willful misfeasance, bad faith, or gross negligence in the performance of the Subadviser’s duties, or by reason of reckless disregard of the Subadviser’s obligations and duties under this Agreement.  Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Trust or Investment Adviser may have under federal or state securities laws. In addition, Subadviser shall be liable for any damages, expenses, or losses in connection with any act or omission arising out of any services rendered by third parties that Subadviser hires in connection with fulfilling Subadviser’s obligations under this Agreement, but only to the same extent the Subadviser itself would be liable under this Agreement if it had itself performed the services for which it hired the third parties.

(b)                                 Except as may otherwise be required by the provisions of this Agreement (including under Section 14), the 1940 Act or the rules thereunder or other applicable law, the Subadviser agrees that the Trust and the Investment Adviser, any affiliated person thereof, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Trust or Investment Adviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Trust’s or Investment Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of their duties, or by reason of reckless disregard of the Trust’s or Investment Adviser’s obligations and duties under this Agreement.  Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Subadviser may have under federal or state securities laws.

(c)                                  The Subadviser does not guarantee the future performance of the Segment of the Fund or any specific level of performance or the success of any investment decision or strategy that the Subadviser may employ.  The Investment Adviser and the Trust understand that investment decisions made for the Segment are subject to various market, currency, economic, political or business risks, and that those investment decisions will not always be profitable.

(d)                                 In no event will the Subadviser have any responsibility for any other fund of the Trust, for any portion of the Fund not managed by the Subadviser or for the acts or omissions of any other subadviser to the Trust or the Fund.  In particular, in the event the Subadviser shall manage only a segment of the Fund, the Subadviser shall have no responsibility for the Fund being in violation of any applicable law or regulation or investment policy or restriction applicable to the Fund as a whole or for the Fund’s failing to qualify as a regulated investment company under the Code, if the securities and other holdings of the Segment of the Fund are such that the Segment of the Fund would not be in violation or would not fail to so qualify if the Segment of the Fund were deemed a separate series of the Trust or a separate regulated investment company under the Code, unless such violation was due to Subadviser’s act or omission in complying with written guidelines adopted by the Board or the Investment Adviser and provided in writing to the Subadviser, including the Trust Procedures.

(e)                                  Notwithstanding anything in this Agreement to the contrary, to the extent permitted by law each party waives all rights to claim punitive or consequential damages. Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and nothing in this Agreement shall in any way constitute a waiver or limitation of any rights that Trust or the Investment Adviser may have under any such laws.

14.                               Indemnification.

(a)                                 The Subadviser agrees to indemnify and hold harmless the Investment Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”) of the Investment Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls (“controlling person”) the Investment Adviser (collectively, “PL Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Investment Adviser or such PL Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Subadviser’s responsibilities to the Trust as Subadviser which (i) are based upon any willful misfeasance, bad faith, gross negligence, or reckless disregard of, the Subadviser’s obligations and/or duties under this Agreement by the Subadviser or by any of its directors, officers or employees, or any affiliate or agent or delegate acting on behalf of the Subadviser (other than a PL Indemnified Person) or violation of applicable law, (ii) are directly based upon the Subadviser’s (or its agent’s or delegate’s) material breach of any provision of this Agreement, including material breach of any representation or warranty, or (iii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or prospectus covering the shares of the Trust or any Fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to the Investment Adviser, the Trust, or any affiliated person of the Trust by the Subadviser or any affiliated person or agent or delegate of the Subadviser (other than a PL Indemnified Person), provided, however, that in no case is the Subadviser’s indemnity in favor of the PL Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement. In addition, Subadviser agrees to indemnify and hold harmless the PL Indemnified Persons (which includes the Investment Adviser as defined) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the PL Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the actions or omissions of any third parties that Subadviser hires in connection with fulfilling Subadviser’s obligations under this Agreement, but only to the same extent the Subadviser itself would be required to indemnify under this Agreement if it had itself performed the services for which it hired the third parties.

(b)                                 The Investment Adviser agrees to indemnify and hold harmless the Subadviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act of the Subadviser and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls (“controlling person”) the Subadviser (collectively, “Subadviser Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which a Subadviser Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Investment Adviser’s responsibilities as Investment Adviser of the Trust which (i) are based upon any willful misfeasance, bad faith or gross negligence, or reckless disregard of, the Investment Adviser’s obligations and/or duties under this Agreement by the Investment Adviser or by any of its directors, officers, or employees or any affiliate or agent or delegate acting on behalf of the Investment Adviser (other than a Subadviser Indemnified Person) or violation of applicable law, (ii) are directly based upon the Investment Adviser’s (or its agent’s or delegate’s) material breach of any provision of this Agreement, including material breach of any representation or warranty, or (iii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or prospectus covering the shares of the Trust or any Fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such a statement or omission was made in reliance upon information furnished in writing to the Investment Adviser, the Trust, or any affiliated person of the Trust by the Subadviser or any affiliated person or agent or delegate of the Subadviser (other than a PL Indemnified Person), provided however, that in no case is the Investment Adviser’s indemnity in favor of the Subadviser Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement.

15.                               Duration and Termination.  This Agreement shall become effective as of the date of execution first written above, and shall continue in effect for two years and continue thereafter on an annual basis with respect to the Fund(s); provided that such annual continuance is specifically approved at least annually (a) by the vote of a majority of the Board, or (b) by the vote of a majority of the outstanding voting shares of each respective Fund, and provided that continuance is also approved by the vote of a majority of the Board who are not parties to this Agreement or “interested persons” (as such term is defined in the 1940 Act) of the Trust, the Investment Adviser, or the Subadviser, cast in person at a meeting called for the purpose of voting on such approval.

This Agreement may be terminated in its entirety or with respect to any Fund:

(a)                                 by the Trust upon a vote of a majority of the Board or upon a vote of a majority of the outstanding voting shares of the Trust or, with respect to a particular Fund, upon a vote of a majority of the outstanding voting shares of such Fund, at any time, without payment of any penalty, upon sixty (60) days’ prior written notice to the Subadviser and the Investment Adviser;

(b)                                 by the Subadviser at any time, without the payment of any penalty, upon sixty (60) days’ prior written notice to the Investment Adviser and the Trust.

(c)                                  by the Investment Adviser at any time, without the payment of any penalty, upon sixty (60) days’ prior written notice to the Subadviser and the Trust.

This Agreement will terminate automatically in event of its assignment under the 1940 Act and any rules adopted by the SEC thereunder, but shall not terminate in connection with any transaction not deemed an assignment under the 1940 Act.  In the event this Agreement is terminated or is not approved in the manner described above (i) Subadviser agrees to provide all reports, certification and assistance called for pursuant to paragraphs 2(c), 2(j), 2(k), 2(m), 2(p), 2(r), and 2(s) within 30 business days of termination; and (ii) the Sections or Paragraphs numbered 2(i) for a period of six years, and 2(o), 10, 13, 14, 16, 17, 18, 19 and 20 of this Agreement as well as any applicable provision of this Paragraph numbered 15 shall remain in effect.

16.                               Use of Name.

(a)                                 It is understood that the name “Pacific Life Insurance Company,” “Pacific Life Fund Advisors LLC,” “Pacific Asset Management,” and “Pacific Select Fund” and any abbreviated forms and any derivatives thereof and any logos associated with those names (including, without limitation, the whale logo) are the valuable property of the Investment Adviser and its affiliates, and that the Subadviser shall not use such names (or abbreviations, derivatives or logos) without the prior written approval of the Investment Adviser and only so long as the

Investment Adviser is an investment adviser to the Trust and/or the Fund(s).  Upon termination of this Agreement, the Subadviser shall forthwith cease to use such names (or abbreviations, derivatives or logos).

(b)                                 It is understood that the name “Neuberger Berman Investment Advisers LLC”, “Neuberger Berman” and any derivative thereof or any logo associated with that name is the valuable property of the Subadviser and that the Trust and the Investment Adviser have the right to use such name (or derivative or logo), in the Trust’s prospectus, SAI and Registration Statement or other filings, forms or reports required under applicable state or federal securities, insurance, or other law, for so long as the Subadviser is a Subadviser to the Trust and/or a Fund, provided, however, that the Trust may continue to use the name (but not the logos) of the Subadviser in its Registration Statement and other documents to the extent deemed necessary by the Trust to comply with disclosure obligations under applicable law and regulation.  Neither the Trust nor the Investment Adviser shall use the Subadviser’s name or logos in promotional or sales related materials prepared by or on behalf of the Investment Adviser or the Trust without prior review and approval by the Subadviser, which approval may not be unreasonably withheld.  Upon termination of this Agreement, the Trust and the Investment Adviser shall forthwith cease to use such names (and logo), except as provided for herein.

17.                               Limitation of Liability.  A copy of the Declaration of Trust for the Trust, and any amendments thereto, is on file with the Secretary of the State of Delaware.  The Declaration of Trust has been executed on behalf of the Trust by a Trustee of the Trust in his capacity as Trustee of the Trust and not individually.  The obligations of this Agreement with respect to a Fund shall be binding upon the assets and property of each such Fund individually, and not jointly, and shall not be binding upon any Trustee, officer, employee, agent or shareholder, whether past, present, or future, of the Trust individually, or upon the Trust generally or upon any other fund of the Trust.  For the avoidance of doubt, obligations of the Investment Adviser hereunder are solely binding upon the Investment Adviser.

18.                               Notices.  All notices, consents, waivers, and other communications under the Agreement, as amended, shall be in writing and shall be given first via email to the addresses noted below and then by personal delivery to the applicable party (which includes via hand delivery service or a reliable nationally recognized overnight delivery or mail service, each of which shall provide evidence of receipt to the applicable parties) at the addresses noted below, or at such other address as each party hereto may direct by notice given in accordance with this paragraph. All notices shall be deemed effective the next business day following delivery in accordance with this paragraph.

(a)                                 if to the Subadviser, to:

Neuberger Berman Investment Advisers LLC

1290 Avenue of the Americas

New York, New York 10104

Attn:  Brian Kerrane

Email: Brian.Kerrane@nb.com

(b)                                 if to the Investment Adviser, to:

Pacific Life Fund Advisors LLC

700 Newport Center Drive

Newport Beach, CA 92660

Attention:  Robin S. Yonis, Vice President and Fund Advisor General Counsel

Email: ContractNotifications@PacificLife.com

Telephone number: (949) 219-6767

(c)                                  if to the Trust, to:

Pacific Select Fund

c/o Pacific Life Insurance Company

700 Newport Center Drive

Newport Beach, CA 92660

Attention:  Robin S. Yonis, Vice President and General Counsel

Email: ContractNotifications@PacificLife.com

Telephone number: (949) 219-6767

19.                               Miscellaneous.

(a)                                 This Agreement shall be governed by the laws of Delaware, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.  The term “affiliate” or “affiliated person” as used in this Agreement shall mean “affiliated person” as defined in Section 2(a)(3) of the 1940 Act.  The parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of the courts located in the State of Delaware for any action or proceeding arising out of this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard or determined in such courts.

(b)                                 The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(c)                                  To the extent permitted under Section 15 of this Agreement and under the 1940 Act, this Agreement may only be assigned by any party with prior written consent of the other parties.

(d)                                 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable.  To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

(e)                                  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same Agreement.

(f)                                   No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties to this Agreement. Any amendment of this Agreement shall be subject to the 1940 Act.

20.                               Confidentiality.  In addition to other provisions of this Agreement related to confidentiality obligations of the parties, each party shall treat all non-public information about another party to this Agreement as confidential, proprietary information of such other party (“Confidential Information”).  Such Confidential Information includes but is not limited to information about business operations, non-public Fund portfolio holdings, business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party.  Each party shall use Confidential Information only in furtherance of the purposes of this Agreement, limit access to the Confidential Information within its organization to those employees who reasonably require access to such Confidential Information and shall not disclose such Confidential Information to any third parties except in connection with the obligations set forth in Section 2(t) hereof or as otherwise expressly provided for in this Agreement, or required by law, rule, or regulation, and otherwise maintain policies and procedures reasonably designed to prevent disclosure of the Confidential Information.  To the extent a party discloses Confidential Information to a third party, as permitted herein, such disclosing party (a) shall ensure that, prior to such disclosure, the recipient third party is subject to commercially reasonable confidentiality obligations in writing with respect to the disclosed Confidential Information (or such other provisions as specified under this Agreement) and (b) shall be deemed in breach of this Section 20 for any unauthorized disclosure of Confidential Information by such recipient third party.  Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, (iii) was known to the applicable party at the time of the disclosure or (iv) is authorized in writing by the party whose Confidential Information is to be disclosed.  Further, the parties are authorized to disclose Confidential Information if (1) required by law or requested by regulatory authorities having jurisdiction (2) if made to affiliates, attorneys, accountants or other professional service providers (subject to the above or a similar obligation of confidentiality) or (3) required by broker-dealers or counterparties. The disclosing party shall, if permitted by applicable law, notify the other party of such disclosure as soon as reasonably practicable, provided that no such notice is required during a standard examination by a regulator.  This Section 20 shall survive the expiration or earlier termination of this Agreement.

21.                               Commodity and Other Regulatory Matters:

(a)                                 The Investment Adviser represents and warrants that each Fund is and will remain an “eligible contract participant” within the meaning of Section 1a(18) of the CEA during the term of this Agreement.

(b)                                 The Investment Adviser acknowledges that the Subadviser, as a registered commodity trading advisor, intends to treat each Fund that is a commodity pool under the CEA as an “exempt account” under CFTC Rule 4.7(c). The Investment Adviser and the Trust hereby consent to Subadviser treating each Fund as an “exempt account” and acknowledges that Subadviser has or will claim exemptive relief under CFTC Rule 4.7 with respect to such Funds.  The Investment Adviser further represents that it and each Fund are each a “qualified eligible person” under CFTC Rule 4.7.  The Investment Adviser agrees to inform the Subadviser promptly if the Investment Adviser or a Fund loses its status as a “qualified eligible person.”

(c)                                  The Investment Adviser hereby represents that, with respect to each Fund that is a commodity pool under the CEA,  it has claimed exemptive relief under CFTC Rule 4.12(c)(1)(ii) and the Investment Adviser agrees to inform the Subadviser promptly if the Investment Adviser no longer claims or is no longer eligible to claim such relief.

(d)                                 The Investment Adviser and the Sub-Adviser each agrees to notify the other party promptly in writing if any of the representations and warranties in this Section 21 ceases to be accurate in any respect.

22.                               Force Majeure: No party to this Agreement will be liable for any failure or delay in performing any of its obligations under or pursuant to the Agreement, and any such failure or delay in performing its obligations will not constitute a breach of the Agreement, if such failure or delay is due to an event outside its reasonable control, unless the response to such event is not in accordance with the party’s respective business continuity plan or other such policies and procedures. Any such non-performing party will be entitled to a reasonable extension of the time for performing such obligations. Events outside a party’s reasonable control include any event or circumstance that the party is unable to avoid using reasonable skill and care, including acts of civil or military authority, national emergencies, fire, flood or other catastrophe, acts of God, terrorism, war or riots or severe or adverse weather conditions.

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PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: SVP, Fund Advisor Operations		Title: VP & Assistant Secretary

NEUBERGER BERMAN INVESTMENT ADVISERS LLC

By:	/s/ Joseph F. Quirk
Name:Joseph F. Quirk
Title:Managing Director

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Senior Vice President		Title: VP & Assistant Secretary